Exhibit 99.1

Minim Reports Fourth Quarter and Full Year 2022 Financial Results

Manchester, NH (March 29, 2023) — Minim, Inc. (Nasdaq: MINM), the creator of innovative internet access products under the globally-recognized Motorola brand, today reported fourth quarter and full year financial results for the period ended December 31, 2022.

Full Year 2022 Financial Highlights:

●	Net revenue of $50.6 million, down 8.7% compared to $55.4 million in 2021.
●	Gross margin of 23.6% compared to 34.1% in 2021.
●	Net loss of ($15.5) million compared to a net loss of ($2.2) million in 2021.
●	Improved working capital through a 25.0% reduction in inventories and a 77.2% reduction in accounts payable.

Recent Business Highlights

●	Executed a 20% cost reduction plan accelerate path to profitability
●	Expanded e-commerce offering on OfficeDepot.com with launch of eight Motorola home networking products expanding the WiFi 6 Motorola Mesh portfolio to one of the largest e-commerce platforms in the office supply segment
●	Expanded e-commerce footprint with the launch of Motorola home network devices on HomeDepot.com bringing Motorola-branded networking solutions directly to home improvement shoppers across North America
●	Launched Support+, a premium support subscription, available to app users beginning in June 2023

Q4 2022 Financial Highlights:

●	Net revenue of $10.6 million, down 23.2% compared to $13.8 million in Q3 2022
●	Gross margin of 19.9% compared to 22.3% in Q3 2022
●	Net loss of ($4.5) million compared to a net loss of ($4.1) million in Q3 2022
●	Non-GAAP Adjusted EBITDA of ($3.9) million, compared to ($3.4) million in Q3 2022
●	Improved working capital through a 26.0% reduction in inventories and 75.0% reduction in accounts payable since June 30, 2022

Mehul Patel, Chief Executive Officer of Minim, said, “We are making great progress towards strengthening our balance sheet through disciplined working capital management, improving our cost structure and growing the lifetime value of our customers. Over the past two quarters, we have reduced inventory by 26.0% to $25.4 million and accounts payable by 75.0% to $2.8 million at the end of 2022. Furthermore, we reduce our operating expenses beginning Q2 2023 by approximately 20% through diligent cost management and natural staff attrition and are shifting resources to support the launch of Support+, our premium software support subscription service in June.”

Patel continued, “2022 revenues were down 9% year over year. Across the industry, demand for consumer electronics softened in the fourth quarter and brick-and-mortar retailers took actions to absorb higher inventories that had been amassed to offset supply chain challenges. Importantly, we are maintaining our market leadership on Amazon.com and recent launches with premier online retailers including HomeDepot.com, OfficeDepot.com, Lenovo.com, Lowes.com and others, expands our online presence and more strongly aligns our distribution points with consumer purchasing preferences.”

Patel concluded, “Looking ahead to 2023, our working capital has improved, our cost structure is leaner and we are preparing to launch our high-value Support+ subscription offering, which we believe could lead to higher gross margins as the offering scales.”

Full Year 2022 Financial Summary

Net revenue in 2022 was $50.6 million, a decrease of 8.7% compared to $55.4 million in 2021.

Net loss in 2022 was ($15.5) million, or ($0.34) per basic and diluted share, compared to net loss of ($2.2) million, or ($0.06) per basic and diluted share in 2021.

Non-GAAP Adjusted EBITDA in 2022 was ($12.8) million when adjusted for $1.2 million in stock-based compensation expense, and $0.2 million of executive severance, a $8.9 million year-over-year decrease compared to ($3.9) million in 2021.

Fourth Quarter 2022 Financial Summary

Net revenue in the fourth quarter of 2022 was $10.6 million, an increase of 1.4% compared to $10.5 million in the fourth quarter of 2021. Sequentially, revenue decreased 23.2% compared to net revenue of $13.8 million in the third quarter of 2022.

Net loss in the fourth quarter of 2022 was ($4.5) million, or ($0.10) per basic and diluted share, compared to net loss of ($1.8) million, or ($0.04) per basic and diluted share in the fourth quarter of 2021. Sequentially, this compares to a net loss of $4.1 million, or ($0.09) per basic and diluted share, in the third quarter of 2022.

Non-GAAP Adjusted EBITDA in the fourth quarter of 2022 was ($3.9) million when adjusted for $0.2 million in stock-based compensation expense, a $2.6 million year-over-year decrease compared to ($1.3) million in the fourth quarter of 2021. On a quarter-over-quarter basis, it is down 15% compared to ($3.4) million in the third quarter of 2022.

At the end of the fourth quarter of 2022, the company had $1.0 million of cash, cash equivalents and restricted cash compared to $1.9 million at the end of the third quarter of 2022.

Inventory at the end of Q4 2022 was $25.4 million compared to $30.3 million at the end of Q3 2022.

As December 31, 2022, the company had $38 thousand in availability for borrowing under its credit facility, which had $4.8 million drawn at December 31, 2022.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release contains the non-GAAP financial measures Adjusted EBITDA, which we define as GAAP net income (loss) plus depreciation of fixed assets and amortization of intangible assets, income tax provision, material one-time expenses (income), and stock-based compensation expenses.

We use these non-GAAP financial measures in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that these measures provide an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals.

Minim believes that these non-GAAP financial measures are also useful to investors and analysts in comparing its performance across reporting periods on a consistent basis.

These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above and investors should not infer from our presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

Conference Call Details Date/Time:

Minim will host a conference call today, March 29, 2023, at 8:30 a.m. ET to discuss these results. To participate, please access the live webcast at https://ir.minim.co/, or by dialing: +1(844) 826-3033 and referencing the conference ID: 9331584. International dial-in number is +1(412) 317-5185.

A recording of the call will be made available following the conference call through the investor information section of the company’s website.

About Minim

Minim, Inc. (NASDAQ: MINM) was born in 1977 as a networking company and now delivers intelligent software to protect and improve the WiFi connections we depend on to work, learn, and live. Minim’s cloud platform powers intuitive apps and a variety of routers, helping customers take control of their connected experience and privacy. Headquartered in Manchester, N.H., Minim holds the exclusive global license to design and manufacture consumer networking products under the Motorola brand. To learn more, visit https://www.minim.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

About Motorola Strategic Brand Partnerships

For over 90 years, the Motorola brand has been known around the world for high quality, innovative and trusted products. Motorola’s Strategic Brand Partnership program seeks to leverage the power of this iconic brand by teaming with dynamic companies who offer unique, high-quality products that enrich consumers’ lives. Strategic brand partners work closely with Motorola engineers while developing and manufacturing their products, ensuring that their products meet the exacting safety, quality, and reliability standards that consumers have come to expect from Motorola. To learn more about Motorola strategic brand partnerships, follow us @ShopMotorola.

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to Minim’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the acquisition by merger of Zoom Connectivity, Inc.; the potential increase in tariffs on the company’s imports; the potential difficulties and supply interruptions from moving the manufacturing the company’s products in Vietnam; risks relating to global semiconductor shortages; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; risks from a material weakness in our internal control over financial reporting; the impact of the COVID-19 pandemic; risks associated with macroeconomic factors including supply chain issues, inflation, tightening of money markets and labor shortages; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Investor Relations Contact:

James Carbonara

james@haydenir.com

(646) 755-7412

— Tables Follow –

MINIM, INC.

Consolidated Balance Sheet

(in thousands, except share data)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$530	$12,570
Restricted cash	500	500
Accounts receivable, net	2,759	4,881
Inventories, net	25,415	33,891
Prepaid expenses and other current assets	361	588
Total current assets	29,565	52,430

Equipment, net	637	763
Operating lease right-of-use assets	173	242
Goodwill	-	59
Intangible assets, net	73	262
Other assets	512	545
Total assets	$30,960	$54,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank credit line	$4,759	$5,065
Accounts payable	2,837	12,458
Current maturities of long-term debt	1,000	34
Current maturities of operating lease liabilities	151	143
Accrued expenses	4,441	5,280
Deferred revenue, current	634	292
Total current liabilities	$13,822	$23,272

Operating lease liabilities, less current maturities	22	99
Deferred revenue, noncurrent	772	443
Total liabilities	$14,616	$23,814

Stockholders’ equity
Common stock: Authorized: 60,000,000 shares at $0.01 Par value; issued and outstanding: 46,949,240 at December 31, 2022 and 45,885,043 shares at December 31, 2021, respectively	469	459
Additional paid in capital	90,710	89,313
Accumulated deficit	(74,835)	(59,285)
Total stockholders’ equity	16,344	30,487
Total liabilities and stockholders’ equity	$30,960	$54,301

MINIM, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31, (Unaudited)		Twelve Months Ended December 31,
	2022	2021	2022	2021

Net sales	$10,626	$10,476	$50,622	$55,423
Cost of sales	8,513	5,633	38,696	36,505
Gross profit	2,113	4,843	11,926	18,918

Operating expenses:
Selling and marketing	3,736	3,865	15,023	13,748
General and administrative	1,132	1,114	6,124	4,890
Research and development	1,598	1,601	5,825	6,164
Total operating expenses	6,466	6,580	26,972	24,802

Sales of trademark, net	-	-	-	(3,956)

Operating loss	(4,353)	(1,737)	(15,046)	(1,928)

Other income (expense):
Interest income (expense), net	(130)	(39)	(394)	(226)
Other, net	-	-	2	20
Total other income (expense)	(130)	(39)	(392)	(206)

Loss before income taxes	(4,483)	(1,776)	(15,438)	(2,134)

Income taxes	39	23	112	64

Net loss	$(4,522)	$(1,799)	$(15,550)	$(2,198)

Net loss per share:
Basic and diluted	$(0.10)	$(0.04)	$(0.34)	$(0.06)

Basic and diluted weighted average common and common equivalent shares	46,700	45,862	46,399	39,761

MINIM, INC.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2022	2021

Net Loss, as reported	$(4,522)	$(1,799)
Add: Interest income (expense), net, as reported	130	39
Add: Income tax, as reported	39	23
Add: Depreciation and Amortization	227	208
EBITDA	(4,126)	(1,529)
Adjustments to EBITDA:
Add: Stock-based compensation expense	199	223
Total adjustments	199	223
Non-GAAP-based Adjusted EBITDA	$(3,927)	$(1,306)

MINIM, INC.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited)
(in thousands, except per share data)

	Twelve Months Ended December 31,
	2022	2021

Net loss, as reported	$(15,550)	$(2,198)
Add: Interest income (expense), net, as reported	394	226
Add: Income tax, as reported	112	64
Add: Depreciation and Amortization	868	957
EBITDA	(14,176)	(951)
Adjustments to EBITDA
Add: Stock-based compensation expense	1,171	997
Add: Executive severance expense	243	-
Less: Sales of trademark, net	-	(3,956)
Total adjustments	1,414	(2,959)
Non-GAAP-based Adjusted EBITDA	$(12,762)	$(3,910)